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                   FOR IMMEDIATE RELEASE

                   Michael J. Monahan  (612) 293-2809 (Tel)
                                       (612) 225-3123 (Fax)


                     ECOLAB TO TENDER FOR AUSTRALIAN FIRM SHARES


    ST. PAUL, Minnesota, August 29, 1997: Ecolab Inc. announced today it will undertake a tender offer for all of the outstanding shares of Gibson Chemical Industries Ltd., located in Melbourne, Victoria, Australia. Gibson is a manufacturer and marketer of cleaning and sanitizing products, primarily for the Australian and New Zealand institutional, healthcare and industrial markets, with fiscal 1996 sales of US$122 million.
    Ecolab announced last week that it had acquired 14.9% of Gibson shares. Gibson has approximately 22.4 million shares outstanding, including shares already purchased by Ecolab. Gibson shares are traded on the Australian Stock Exchange.
    Ecolab will offer AU$8.25 (US$6.08) per Gibson share. Materials are expected to be mailed to Gibson shareholders in mid-September and the tender offer is scheduled to remain open for one month. The offer is subject to certain conditions and Australian Foreign Investment Review Board approval.
    Allan L. Schuman, Ecolab's President and Chief Executive Officer, commented, stating, "We believe Gibson represents a very good fit with Ecolab. Gibson's people, products and geographic coverage will complement our business and enable us to strengthen service to our customers. We also believe the tender offer is attractively priced for Gibson shareholders."


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    Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1996, Ecolab reported sales of US$1.5 billion. Including European joint venture sales of US$0.9 billion, Ecolab's global sales coverage was US$2.4 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.
    Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com; and by telephone at 1-800-FACT-ECL.


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